EXHIBIT 12

                    MERRILL LYNCH PREFERRED CAPITAL TRUST IV
                    MERRILL LYNCH PREFERRED FUNDING IV, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                    For the Period June 19, 1998 to December 25, 1998
                                    -------------------------------------------------
                                    Merrill Lynch Preferred   Merrill Lynch Preferred
                                       Capital Trust IV           Funding IV, L.P.
                                    -----------------------   -----------------------

Earnings                                   $15,577,765               $18,273,863
                                           ===========               ===========

Fixed charges                              $        --               $        --

Preferred securities distribution
  requirements                              15,110,400                15,577,765
                                           -----------               -----------

Total combined fixed charges and
  preferred securities distributions       $15,110,400               $15,577,765
                                           ===========               ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                        1.03                      1.17